                                  EXHIBIT 3.01




                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                               INVIVO CORPORATION
                                      INTO
                              SAFETYTEK CORPORATION
                     (Pursuant to Section 253 of the General
                          Corporation Law of Delaware)


         SafetyTek Corporation, a Delaware corporation (the "Corporation"), does hereby certify:

         FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That the Corporation owns all of the outstanding shares of the capital stock of Invivo Corporation, a Delaware corporation.

         THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on the ____day of July, 1996, determined to merge into itself Invivo Corporation on the conditions set forth in such resolutions:

         NOW, THEREFORE, BE IT RESOLVED, that the officers of this corporation, and each of them, be and hereby are authorized and directed to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge said Invivo Cooperation into this corporation and to assume said subsidiary's liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware and a certified copy thereof in the Office of the Recorder of Deeds of Kent County; and

         RESOLVED FURTHER, that effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware, SafetyTek Corporation shall merge into itself its wholly-owned subsidiary, Invivo Corporation and assume all of said subsidiary's liabilities and obligations; and

         RESOLVED FURTHER, that pursuant to Section 253(b) of the General Corporation Law of the State of Delaware, SafetyTek Corporation shall change its name to Invivo Corporation and that Article 1 of the Certificate of Incorporation of SafetyTek Corporation shall automatically be amended, upon and by virtue of the filing of the Certificate of Ownership and Merger, to read as follows:

         "The name of this corporation is Invivo Corporation"; and

         RESOLVED FURTHER, that the officers of this corporation be, and each of them hereby is, authorized and directed in the name of and on behalf of this corporation to execute and deliver any and all agreements, contracts, notice, instruments, powers of attorney and other documents, and to do or cause to be done all acts or things necessary or desirable to carry out the purposes and intent of the foregoing resolutions, and that any actions take by such officers in connection therewith be, and hereby are, authorized, ratified, confirmed and approved as the acts of this corporation.

         IN WITNESS WHEREOF, said SafetyTek Corporation has caused its corporate seal to be affixed and this certificate to be signed by [James B. Hawkins] , its President, and Secretary, this _____day of July 1996.

                                               SAFETYTEK CORPORATION



                                               By:__________________________
                                                     James B. Hawkins, President





ATTEST:




By:_____________________________
     James B. Hawkins, Secretary

                          CERTIFICATE OF INCORPORATION

                                       OF

                               INVIVO CORPORATION

                                    ARTICLE I

               The name of this Corporation Is Invivo Corporation

                                   ARTICLE II

         The address of the registered office of this corporation in the State of Delaware is 15 East North Street, in the city of Dover, County of Kent, and the name of its registered agent at that address is Incorporating Services, Ltd.

                                   ARTICLE III

         The name and address of the incorporator of the Corporation is:

                                 Steven F. Lewis
                          c/o Howard, Rice Nemerovski,
                              Canady, Falk & Rabkin
                           A Professional Corporation
                     Three Embarcadero Center, Seventh Floor
                      San Francisco, California 94111-4065

                                   ARTICLE IV

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                    ARTICLE V

         This Corporation is to have perpetual existence.

                                   ARTICLE VI

         This Corporation is authorized to issue One Hundred (100) shares of common stock, par value $0.001 per share.

                                   ARTICLE VII

         In furtherance and not in limitation of the powers conferred by statue, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any of all of the Bylaws of this Corporation.


                                  ARTICLE VIII

         The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to the provisions of ARTICLE VIII and this ARTICLE VIII.

                                   ARTICLE IX

         A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ARTICLE X

         This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon shareholders, directors, or any other person whomsoever by or pursuant to the Certificate of Incorporation in its present from or as hereafter amended are granted, subject to the rights reserved in this ARTICLE X.

                                   ARTICLE XI

         Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

         THE UNDERSIGNED, being the incorporator herein above named, for the purpose of forming a corporation to do business within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does hereby make and file thus this Certificate of Incorporation.

Dated:  July 3, 1996

                                            ____________________________________
                                            Steven F. Lewis, Sole Incorporator